Exhibit 99.1

CONTACTS:

Lynn Schroeder	Randy Bresee	Kristyn Hutzell
Investor Relations	CFO	The Global Consulting Group
831-427-7399	831-427-7261	925-946-9392
lynnsc@tarantella.com	randy@tarantella.com	kristyn.hutzell@tfn.com

Tarantella, Inc. Reports Record Financial Results for the Second Quarter of Fiscal 2003

Revenues Increase 23 Percent Sequentially

Santa Cruz, CA (April 22, 2003)—Tarantella, Inc. (Nasdaq: TTLA), a leading supplier of secure application access software, today announced second fiscal quarter 2003 financial results for the period ended March 31, 2003.

Revenues for the second fiscal quarter increased 23 percent sequentially to $4,404,000, up from $3,585,000 for the first fiscal quarter of 2003 and up from $4,339,000 for the same period last year.

Operating loss for the second fiscal quarter of 2003 was $689,000 compared with an operating loss of $2,591,000 in the prior quarter. The operating loss for the second fiscal quarter of 2002 was $2,084,000.

Net loss for the second fiscal quarter was $710,000 or $0.02 per share, compared with first fiscal quarter net losses of $2,633,000 or $0.06 per share and second fiscal quarter 2002 net losses of $3,609,000 or $0.09 per share.

As a result of increased trade receivables, a significant portion of which was due to delayed collections and increased Days Sales Outstanding (DSO), Tarantella ended the quarter with lower than anticipated cash. The Company is working aggressively to significantly reduce its trade receivables and, to date, has collected a substantial portion of the past due receivables from the end of the second fiscal quarter. This effort should enable the Company to improve DSO and end the third fiscal quarter with cash greater than at the end of the second fiscal quarter.

-More-

Tarantella Reports Second Quarter Results	2 – 2 – 2

Doug Michels, CEO of Tarantella commented, “We are pleased to achieve 23% sequential revenue growth in the midst of an ongoing IT industry downturn. During the quarter we secured significant new business in the government sector and continued to achieve strategic design wins around the world. We believe our current revenue trend and reduced spending rate allow us to continue to pursue our goal of achieving quarterly profitability by the end of the third fiscal quarter ending June 30, 2003.”

Michels continued, “We are seeing strong acceptance of our product in world-class enterprises. Our recent announcement that Oracle Corp. has adopted us as their application development corporate standard attests to this fact. We continue to win technology comparisons against other vendors and are extending our presence in the Linux market, as evidenced by our announcements with CodeWeavers and SuSE.”

Recent Highlights:

The Company announced that Oracle has deployed Tarantella Enterprise 3 to over 6,000 of its development employees worldwide, after choosing the software as a corporate standard for its application development.

Orders from new customers in the second fiscal quarter included Bell Canada, Fiat-Iveco, Sabre, NTTCom Japan, City of Paderborn/Germany and TotalFinaElf. Existing customer orders included repeat business from Northrop Grumman (a DoD supplier), Siemens, Oracle, Telefonica, Citibank, and ABN Amro.

A partnership with CodeWeavers, Inc. was announced, to provide a cost-effective solution offering users secure Internet access to Microsoft’s Office suite and

Tarantella Reports Second Quarter Results	3 – 3 – 3

other select Windows applications hosted on Linux servers. CodeWeavers is the leading corporate backer of The WINE Project, an open source software initiative that allows Linux to run Microsoft Windows applications as if they were running natively.

The Company’s latest product, Tarantella Enterprise 3, Version 3.3 was successfully validated on the SuSE Linux Enterprise Server 8 (SLES8) platform, demonstrating that it can support over 1000 concurrent user sessions on a single SuSE Linux Enterprise Server.

Additionally, Tarantella announced major partnerships in India and Australia/New Zealand. Insight Computech was appointed sole representative in India and Tardis was appointed a master distributor in the Pacific territory. It also announced that its partner in Japan, Tomen Cyber-business Solutions, Inc., delivered 3,300 Tarantella licenses to NTTComware (an affiliate of NTT) for integration of its existing UNIX system into a new web-based telephone reception system.

The Company recently announced its intent to appeal a Staff Determination from Nasdaq regarding possible delisting from the Nasdaq SmallCap Market. The hearing before the Listing Qualifications Panel has been set for May 1st.

Conference Call

Tarantella will hold a conference call to discuss 2003 second fiscal quarter financial results at 1:45 p.m. PDT today.

The conference call may be accessed by dialing 719-457-2694 and will also be broadcast live over the Internet. Interested parties can obtain access through the Tarantella website at http://www.tarantella.com/investor or at www.streetevents.com. Please access the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A replay of the call will be available via the web at http://www.tarantella.com/investor, beginning at approximately 4:45 p.m. PDT on April 22nd. Also at that time, a phone replay will be available for approximately 5 days by calling 719-457-0820 and using the ID #644091.

Tarantella Reports Second Quarter Results	4 – 4 – 4

For Tarantella Investors

This release contains forward-looking statements, including statements relating to the Company’s expectations regarding increased interest and demand for its products, anticipated growth of its customer base, the anticipated benefits from its strategic relationships and decrease in expenses, and its anticipated growth in revenues and profitability, which are based on current expectations, that involve risks and uncertainties.

The Company’s actual results may differ materially from the results discussed in these forward-looking statements. Factors that may contribute to such a difference include, but are not limited to, changes in customer implementation plans, conclusion or success of strategic relationships and opportunities, timely availability of products, the impact of competitive products, uncertainty in domestic and international economies and markets, risks of dependence upon strategic partners, impact and success of industry partnerships, the Company’s ability to achieve projected revenue growth, control expenses and achieve profitability, the Company’s ability to manage its cash, as well as general market conditions including the Company’s ability to compete in the highly competitive and rapidly changing marketplace, and other risks detailed from time to time in the Company’s SEC filings, including forms 10-Q and 10-K. Investors should be cautioned that the Company may receive an adverse outcome of its appeal before the Nasdaq Listing Qualifications Panel. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Tarantella, Inc.

Tarantella is a leading provider of secure, application access software that enables organizations to access information and applications across all platforms, networks and devices. Tarantella bridges the gaps between vendors, ensuring that customers have complete access to business-critical information.

Using Tarantella’s software, customers realize the benefits of secure corporate data, maximized return on existing IT assets and improved productivity. The Company markets its flagship product, Tarantella Enterprise 3, through key industry partnerships including Sun Microsystems™, a direct sales force and a worldwide network of consultants and resellers.

Tarantella Reports Second Quarter Results	5 – 5 – 5

For more information, please visit http://www.tarantella.com.

NOTE: Tarantella, Tarantella Enterprise 3, and the Tarantella logo are trademarks or registered trademarks of Tarantella, Inc. in the USA and other countries. Sun, Sun Microsystems and the Sun Logo are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of their respective owners.

###

TARANTELLA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2003	December 31, 2002
(In thousands)	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$1,665	$4,701
Available-for-sale equity securities	329	506
Trade receivables, net of allowance for doubtful accounts of $410 at March 31, 2003 and $334 at December 31, 2002	4,781	2,924
Other receivables	347	317
Prepaids and other current assets	476	590

Total current assets	7,598	9,038

Property and equipment, net	866	1,026
Restricted cash	500	500
Other assets	795	555

Total assets	$9,759	$11,119

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$474	$259
Royalties payable	172	172
Income taxes payable	617	611
Accrued restructuring charges	850	1,325
Accrued expenses and other current liabilities	3,468	3,909
Deferred revenues	1,118	925

Total current liabilities	6,699	7,201

Long-term deferred revenues	69	56

Total long-term liabilities	69	56

Shareholders’ equity:
Preferred stock, authorized 20,000 shares; no shares issued and outstanding	—	—
Common stock, no par value, authorized 100,000 shares; issued and outstanding 41,280 shares at March 31, 2003 and 41,028 shares at December 31, 2002	120,878	120,844
Accumulated other comprehensive income	201	396
Accumulated deficit	(118,088)	(117,378)

Total shareholders’ equity	2,991	3,862

Total liabilities and shareholders’ equity	$9,759	$11,119

TARANTELLA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2003	September 30, 2002
(In thousands)	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$1,665	$7,055
Available-for-sale equity securities	329	223
Trade receivables, net of allowance for doubtful accounts of $410 at March 31, 2003 and $340 at September 30, 2002	4,781	3,045
Other receivables	347	236
Prepaids and other current assets	476	823

Total current assets	7,598	11,382

Property and equipment, net	866	1,192
Restricted cash	500	500
Other assets	795	524

Total assets	$9,759	$13,598

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$474	$448
Royalties payable	172	212
Income taxes payable	617	581
Accrued restructuring charges	850	871
Other payables—Caldera	—	400
Accrued expenses and other current liabilities	3,468	3,892
Deferred revenues	1,118	945

Total current liabilities	6,699	7,349

Long-term deferred revenues	69	33

Total long-term liabilities	69	33

Shareholders’ equity:
Preferred stock, authorized 20,000 shares; no shares issued and outstanding	—	—
Common stock, no par value, authorized 100,000 shares; issued and outstanding 41,280 shares at March 31, 2003 and 41,028 shares at September 30, 2002	120,878	120,844
Accumulated other comprehensive income	201	117
Accumulated deficit	(118,088)	(114,745)

Total shareholders’ equity	2,991	6,216

Total liabilities and shareholders’ equity	$9,759	$13,598

TARANTELLA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
(In thousands, except per share data)	(Unaudited)		(Unaudited)

Net revenues:
Licenses	$3,697	$3,830	$6,751	$6,284
Services	707	509	1,238	880

Total net revenues	4,404	4,339	7,989	7,164

Cost of revenues:
Licenses	85	161	154	229
Services	291	257	549	507

Total cost of revenues	376	418	703	736

Gross margin	4,028	3,921	7,286	6,428

Operating expenses:
Research and development	906	1,307	1,885	3,053
Selling, general and administrative	3,811	4,698	7,534	11,091
Restructuring charge	—	—	1,147	1,718

Total operating expenses	4,717	6,005	10,566	15,862

Operating loss	(689)	(2,084)	(3,280)	(9,434)

Other income (expense):
Interest income, net	14	208	46	441
Other income, net	63	545	49	12
Loss on Caldera transaction	—	(3,038)	—	(3,038)
Loss of equity investment in Caldera	—	—	—	(4,010)

Total other income (expense)	77	(2,285)	95	(6,595)

Loss before income taxes	(612)	(4,369)	(3,185)	(16,029)

Income tax expense (benefit)	98	(760)	158	(760)

Net loss	(710)	(3,609)	(3,343)	(15,269)

Other comprehensive income (loss):
Unrealized gain (loss) on available for sale securities	(177)	40	106	65
Foreign currency translation adjustment	(18)	42	(22)	16

Total other comprehensive income (loss)	(195)	82	84	81

Comprehensive loss	$(905)	$(3,527)	$(3,259)	$(15,188)

Loss per share:
Basic and diluted	$(0.02)	$(0.09)	$(0.08)	$(0.38)
Shares used in loss per share calculation:
Basic and diluted	41,199	40,348	41,113	40,233